Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Post Effective Registration Statement of Southborrough Ventures, Inc. on the Form S-8 relating to the registration of 8,000,000 common shares to be issued pursuant to the 2003 Non-Qualified Stock Option Plan of Southborrough Ventures, Inc., of our Auditors' Report, dated February 3, 2003, except Note 8(b) which is as of February 27, 2003, on the balance sheet of Southborrough Ventures, Inc. as at November 30, 2002 and 2001, and the related statements of operations and deficit accumulated during the exploration stage, cash flows, and stockholders' equity for the years ended November 30, 2002 and 2001, and for the period from inception, October 17, 2000, to November 30, 2002.

Vancouver, Canada	/s/ Morgan & Company

December 9, 2003	Chartered Accountants